Exhibit 99

CONTACT:

Kiley F. Rawlins, CFA

Divisional Vice President

Family Dollar Stores

(704) 849-7496

www.familydollar.com

For Immediate Release

FAMILY DOLLAR INTENDS TO APPEAL ADVERSE JURY VERDICT

Matthews, NC, March 3, 2006 — Family Dollar Stores, Inc. (NYSE:FDO) announced today that it intends to appeal an adverse jury verdict rendered today in a case in Tuscaloosa, Alabama.

“We are confident that the federal appeals court will ultimately find in our favor,” said Howard Levine, Chairman and CEO.  “Family Dollar Store Managers are critical to the success of our stores.  Our store managers work hard to provide our customers with great values in clean, friendly stores, to hire and coach employees and to drive store profitability.  They deserve to be recognized and rewarded for the important responsibilities they bear, their hard work, and their dedication to our customers.  We believe we are correct in classifying our store managers as salaried managers, and we intend to continue to fight for what we believe is right.”

Under the Fair Labor Standards Act (FLSA), salaried employees are exempt from overtime pay if they meet certain criteria.  Under the regulations in effect prior to August 2004, these criteria included a minimum weekly pay of $250, the primary responsibility for managing a business unit, and the supervision of at least two full-time individuals.  Two other federal courts have found that Family Dollar store manager positions meet and exceed these criteria as has the U.S. Department of Labor.

The jury in this particular case found that Family Dollar should have classified a number of its store managers as hourly employees entitled to overtime pay rather than as salaried managers.  Based on this finding, the Court has awarded damages in the amount of approximately $19.1 million, plus an amount to be determined for an award of attorneys’ fees to the plaintiffs’ counsel.  The court will take under submission the issue of the Company’s good faith and could double the damage award.  As a result, the Company currently expects to recognize between $25 million and $45 million, pending the court’s decision, as an expense in its second quarter.  The recognition of this expense will not have an impact on cash flow while the Company pursues its appellate rights with respect to this judgment.  During the appellate process the Company will not be required to pay the amount of the judgment.

With more than 6,000 stores in a 44-state area ranging as far northwest as Idaho, northeast to Maine, southeast to Florida, and southwest to Arizona, Family Dollar is one of the fastest growing discount store chains in the United States. Family Dollar has provided value-conscious consumers with competitive prices at neighborhood stores for more than forty-six years. Offering a consistent selection of name-brand and good quality merchandise in an attractive and convenient shopping environment, the Company is focused on continuing to meet the needs of shoppers looking for excellent value.

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